Exhibit 8.1

May 20, 2003

AEGON N.V.
AEGONplein 50
2591TV
The Hague, The Netherlands

Re:	AEGON USA Producers’ Stock Purchase Plan

Ladies and Gentlemen:

     We have acted as tax counsel to AEGON N.V. (the “Company”) in connection with the preparation of its registration statement on Form F-3 filed by the Company with the Securities and Exchange Commission on May 21, 2003 (the “Registration Statement”), relating to the AEGON USA Producers’ Stock Purchase Plan. (All terms used herein without definition shall have the meanings set forth in the Registration Statement).

     In rendering the opinion expressed herein, we have examined (i) the AEGON USA Producers’ Stock Purchase Plan; (ii) the Declaration of Trust of AEGON USA Producers’ Stock Purchase Plan; (iii) the Registration Statement; and (iv) such other agreements, certificates, or documents as we have deemed necessary or appropriate for purposes of this opinion (collectively, the “Transaction Documents”). As to certain factual matters, we have relied solely upon and assumed the accuracy, completeness, and genuineness of, certificates or statements of representatives of the company.

     In our examination of the Transaction Documents, we have assumed, with your consent, that all Transaction Documents submitted to us as photocopies, by telecopy, or by e-mail faithfully reproduce the originals thereof; that the originals are authentic; that all such Transaction Documents submitted to us have been or will be duly executed and validly signed (or filed, where applicable) to the extent required in substantially the same form as they have been provided to us; that each executed Transaction Document will constitute the legal, valid, binding, and enforceable agreement of the signatory parties; that all representations and statements set forth in the Transaction Documents are and will remain true, accurate, and complete in all material respects; and that all obligations imposed on, or covenants agreed to by, the parties pursuant to any of the Transaction Documents have been or will be performed or satisfied in accordance with their terms in all material respects.

     Based on the foregoing, the Statements contained in the Registration Statement under the caption “Material Federal Income Tax Consequences” constitute our opinion with respect to the matters discussed therein.

     The opinions above are based upon the provisions of the Code, final and proposed Treasury regulations under the Code, and administrative rulings and judicial decisions as of the date of this opinion. Such authorities may be repealed, revoked or modified at any time, with either forward looking or retroactive effect, which could result in United States federal income tax consequences that are different from those discussed in the Registration Statement.

AEGON N.V.
May 20, 2003

Furthermore, our opinions represent our legal judgment, have no official status of any kind, and are not biding upon the Internal Revenue Service or any court.

     This letter is furnished by us solely in connection with the filing of the Registration Statement, is for the benefit of the addressees hereof, and may not be relied upon by any other person or for any other purpose without our express written consent.

     We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption “Material Federal Income Tax Consequences” and to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

CHAPMAN AND CUTLER

By:	/s/ Paul D. Carman

PDC:GRP